                                                                   Exhibit 10.30

                       PREPAYMENT AND AMENDMENT AGREEMENT

     This PREPAYMENT AND AMENDMENT AGREEMENT (this "AGREEMENT") is made and entered into as of May 11, 2004, by and among WellCare Holdings, LLC, a Delaware limited liability company ("PARENT"); WellCare Health Plans, Inc., a Delaware corporation f/k/a WellCare Acquisition Company ("WELLCARE"); and Kiran C. Patel, Pallavi Patel, Pradip C. Patel, Swati Patel, Rupesh Shah and Nita Shah (each, a "STOCKHOLDER" and collectively, the "Stockholders"). Parent, WellCare and the Stockholders are sometimes referred to in this Agreement individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

     A. Parent, WellCare and the Stockholders are parties to that certain Purchase Agreement, dated as of May 17, 2002 (as subsequently amended, the "PURCHASE AGREEMENT"), pursuant to which WellCare acquired all of the outstanding equity securities of Well Care HMO, Inc., a Florida corporation, HealthEase of Florida, Inc., a Florida corporation, Comprehensive Health Management, Inc., a Florida corporation, and Comprehensive Health Management of Florida, L.C., a Florida limited liability company.

     B. On February 12, 2004, the Parties entered into that certain Amendment and Settlement Agreement (the "SETTLEMENT AGREEMENT"), pursuant to which the Parties settled certain disputes among them and amended the Purchase Agreement and certain other documents related thereto.

     C. A portion of the purchase price under the Purchase Agreement was paid by issuance of that certain Senior Subordinated Non-Negotiable Promissory Note dated July 31, 2002, in the original principal amount of $53,000,000, issued by WellCare to Kiran C. Patel, as Stockholder Representative on behalf of the Stockholders (the "STOCKHOLDER REPRESENTATIVE"), as subsequently amended and restated in its entirety by that certain Amended and Restated Senior Subordinated Non-Negotiable Promissory Note dated February 12, 2004, in the original principal amount of $116,240,692, issued by WellCare to the Stockholder Representative (the "RESTATED NOTE").

     D. The obligations of WellCare under the Restated Note are secured by a pledge of a portion of the capital stock of WellCare, as set forth in that certain Pledge Agreement, dated as of July 31, 2002 (as subsequently amended, the "PLEDGE AGREEMENT"), between Parent and the Stockholder Representative.

     E. The Parties now desire to provide for the prepayment of a portion of the principal amount of the Restated Note and to otherwise amend the Restated Note and the Pledge Agreement, and to provide for certain other matters, all as set forth herein.

     NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), intending to be legally bound, the Parties agree as follows:

     1. Definitions. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

     2. Prepayment; Forgiveness of Indebtedness.

          (a) On the Closing Date (as hereinafter defined), WellCare shall prepay (without setoff for any reason) $85,000,000 of the outstanding principal amount of the Restated Note (the "PREPAYMENT"), as follows:

               (i) $60,000,000 of the Prepayment shall be paid to the Stockholder Representative, on behalf of the Stockholders; and

               (ii) the remaining $25,000,000 of the Prepayment (the "ESCROW AMOUNT") shall be paid to Wachovia Bank, National Association ("WACHOVIA"), as escrow agent (the "ESCROW AGENT"), to secure a portion of the indemnification obligations of the Stockholders under the Purchase Agreement with respect to the E.S. Thomas Claim and any E.S. Thomas Losses (as such terms are defined in the Settlement Agreement), as set forth in that certain Escrow Agreement entered into as of the date hereof among WellCare, the Stockholder Representative and the Escrow Agent (the "ESCROW AGREEMENT").

The Parties acknowledge and agree that, notwithstanding anything to the contrary in the Restated Note, the full amount of the Prepayment shall be credited to, and shall reduce, the outstanding principal amount of the Restated Note in the order of maturity.

          (b) Effective upon, and in consideration for, the Prepayment, $3,000,000 of the outstanding principal amount of the Restated Note shall be forgiven, and the outstanding principal amount of the Restated Note shall automatically be reduced by such amount, resulting in a remaining outstanding principal amount of $28,240,692 which shall be payable on September 15, 2006.

     3. Amendment of Restated Note. Effective upon the Closing Date, the Restated Note shall be amended as follows:

          (a) The outstanding principal amount of the Restated Note shall be Twenty Eight Million Two Hundred Forty Thousand Six Hundred and Ninety-Two United States Dollars (U.S. $28,240,692).

          (b) The definition of "Qualified IPO" set forth in Sections 1(d) of the Restated Note shall be deleted in its entirety.

          (c) Section 2 of the Restated Note shall be deleted in its entirety and replaced with the following:

          "The principal amount hereunder shall be payable in full on the Maturity Date."

          (d) Clause (i) of Section 8(a) of the Restated Note shall be deleted in its entirety.

          (e) The parenthetical phrase "(subject to the Senior Debt Limit)" in
Section 8(k)(i) of the Restated Note shall be deleted.


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

          (f) The phrase "and the Maker's calculation of the applicable Senior Debt Limit" and the parenthetical phrase "(provided that any payments of dividends on account of any shares of its preferred stock shall lower the Senior Debt Limit to the extent of such payments)" in Section 10 of the Restated Note shall be deleted.

     4. Amendment of Pledge Agreement; Release of Pledged Shares.

          (a) Effective upon the Closing Date, the Pledge Agreement shall be amended as follows:

               (i) All references in the Pledge Agreement to the "Note" shall be deemed to refer to the Restated Note, as amended by Section 3 of this Agreement.

               (ii) The definition of "Pledged Shares" set forth in Section 1(b) of the Pledge Agreement shall be deleted in its entirety and replaced with the following:

               ""Pledged Shares" means 51% of the issued and outstanding capital stock of Buyer."

               (iii) Subclause (c) contained in clause (ii) of Section 2(b) of the Pledge Agreement shall be deleted.

               (iv) Section 2(e) of the Pledge Agreement shall be deleted in its entirety.

               (v) Section 4(c) of the Pledge Agreement shall be deleted in its entirety and replaced with the following:

               "Holdings shall cause Buyer to refrain from issuing to any person (other than Holdings) any shares of Buyer's capital stock or any other rights, options or warrants to acquire such stock, or any securities convertible into stock; provided, however, that Buyer may issue shares of stock and/or convertible securities so long as the Pledged Shares continue to represent the then-applicable requisite percentage of the issued and outstanding capital stock of Buyer set forth in the definition of "Pledged Shares.""

          (b) On the Closing Date, the Stockholder Representative shall execute and deliver to WellCare an instruction letter, in the form attached hereto as Exhibit A, to the Escrow Agent (as such term is defined in the Escrow Agreement, dated as of July 31, 2002 (the "STOCK ESCROW AGREEMENT"), among the Parent, the Stockholder Representative and National City Bank), directing the Escrow Agent to release from escrow 49% of the Pledged Shares (as such term is defined in the Pledge Agreement and in the Stock Escrow Agreement).

          (c) From and after the Closing Date, all references in the Stock Escrow Agreement to the Pledge Agreement shall be deemed to refer to the Pledge Agreement as amended hereby.


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

     5. Security. In the event that any Buyer Indemnified Party shall be required to post a bond or similar arrangement in connection with the E.S. Thomas Claim (as such term is defined in the Settlement Agreement), including, without limitation, any bond required to be posted in connection with any appeal that any Buyer Indemnified Party may determine to undertake with respect to any ruling, judgment or other decree or binding statement of any court regarding, related to or in connection with the E.S. Thomas Claim, the Stockholder Representative shall fully fund the Stockholders' collective pro-rata portion of such bond or other arrangement, calculated based upon the proportion of the total amount of E.S. Thomas Losses for which the Stockholders are responsible under the Purchase Agreement. Such funding may be provided in the form of cash (including the amount then being held in escrow pursuant to the terms of the Escrow Agreement) and/or such other collateral as may be acceptable to the applicable bonding company or similar type entity. By way of example, in the event that a bonding company were to require the deposit of collateral in the amount of 125% of a judgment, the Stockholders would be required to provide appropriate collateral for 125% of the portion of such judgment with respect to which the Buyer Indemnified Parties would be entitled to recover from the Stockholders pursuant to the terms of the Purchase Agreement (disregarding, for this purpose only, any defenses the Stockholders may have to their indemnification obligations under the Purchase Agreement). The Stockholders shall, as of the Closing Date, cause any and all pledges and other Liens on the Stockholders' interests in the Restated Note in excess of $10,000,000 to be terminated and extinguished, and thereafter shall not pledge or otherwise permit the imposition of any Liens on the Restated Note in excess of $10,000,000 without the prior written consent of WellCare, which consent may be granted or denied in WellCare's sole discretion.

     6. Closing; Termination. The closing of the transactions described herein (the "CLOSING") shall occur on a date (the "CLOSING DATE") to be selected by WellCare; provided that WellCare's obligation to consummate the transactions contemplated herein is conditioned on WellCare's receipt of gross proceeds of not less than $100,000,000 pursuant to a secured debt financing (the "QUALIFIED FINANCING"). On the Closing Date, (a) WellCare shall make the Prepayment, and
(b) the Stockholder Representative shall execute and deliver to WellCare the instruction letter referred to in Section 4(b) hereof. Either WellCare or the Stockholder Representative (on behalf of the Stockholders) may terminate this Agreement upon written notice to the other if the Closing shall not have occurred by July 31, 2004, in which case this Agreement shall become void and of no further force or effect.

     7. Representations and Warranties.

          (a) Each of the Stockholders hereby represents and warrants to WellCare that (i) such Stockholder is under no obligation or restriction that would in any way interfere or conflict with his or her performance hereunder, and (ii) the execution and delivery of this Agreement and/or, if applicable, the Escrow Agreement by such Stockholder will not result in a violation or breach of, or constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, any Credit Agreement, note or any other contract or agreement between any lender or any other Person, including Bank of America, N.A., and any Stockholder.

          (b) Each of Parent and WellCare hereby represents and warrants to each Stockholder that (i) subject to the satisfaction of the condition set forth in
Section 6 hereof, such



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

Party is under no obligation or restriction that would in any way interfere or conflict with its performance hereunder, and (ii) subject to the receipt of consents from Bank of America and GSC Partners, the execution and delivery of this Agreement and/or the Escrow Agreement by such Party will not result in a violation or breach of, or constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, any Credit Agreement, note or any other contract or agreement between any lender or any other Person.

     8. Confidentiality. Each of the Parties hereby agrees to keep the terms of this Agreement confidential; provided, however, that the foregoing shall not prevent or restrict any disclosure (a) to such Party's professional advisors, financing sources or prospective financing sources, (b) which is required by order of court or Governmental or Regulatory Authority with subpoena powers (provided that the Party subject thereto shall have provided the other Parties with prior notice of such order and an opportunity to object or seek a protective order and take any other available action), (c) in the course of any Action or Proceeding between any of the Parties hereto or (d) by WellCare or any of its affiliates to the extent required or desirable under applicable Law or the rules of any stock exchange.

     9. Entire Agreement; Modification. This Agreement and the Exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties.

     10. Pledge Agreement, Restated Note, and Settlement Agreement Effective. Except as otherwise specifically set forth in this Agreement, all provisions of the Pledge Agreement and the Restated Note (including the calculation of interest as provided therein) which are not in conflict with the terms of this Agreement shall remain in full force and effect. The Settlement Agreement remains in full force and effect. Without limiting the generality of the previous sentence, the provisions of the Settlement Agreement relating to the Buyer Indemnification Threshold, the Seller Indemnification Threshold, the Buyer Indemnification Cap and the Stockholder Indemnification Cap are in full force and effect and are not impacted in any manner by this Agreement or the Escrow Agreement.

     11. Purchase Agreement. Section 9.2(f) of the Purchase Agreement as well as any other applicable provision of the Purchase Agreement, the Restated Note and the Settlement Agreement are hereby amended to the extent necessary to provide that cash and any other assets held in escrow pursuant to the Escrow Agreement are a permissible source of recovery for any Buyer Indemnified Party with respect to the E.S. Thomas Claim and any E.S. Thomas Losses.

     12. Bank of America as Replacement Escrow Agent. If at any time during the 60-day period beginning on the day immediately following the Closing Date, (i) Bank of America, N.A. ("BoA") is willing to enter into an escrow agreement identical to the Escrow Agreement (except for the change of the escrow agent from Wachovia to BoA), as reasonably determined by WellCare (such an escrow agreement, an "IDENTICAL ESCROW AGREEMENT"), and (ii) the Stockholder Representative desires that BoA replace Wachovia as the escrow agent under the Escrow Agreement (in each case, which shall be evidenced by the Stockholder Representative sending a written notice to WellCare stating such desire by the Stockholder Representative along with a signed letter from BoA stating that BoA is willing to enter into an Identical Escrow Agreement), then WellCare shall join with the Stockholder Representative (A) to take reasonably appropriate actions to sign such an Identical Escrow Agreement with BoA and (B) to move all property then in the escrow account established with Wachovia pursuant to the Escrow Agreement to the escrow account established with BoA pursuant to the Identical Escrow Agreement. Notwithstanding anything contained herein to the contrary (I) all costs of entering into an Identical Escrow Agreement shall be borne solely by the Stockholder Representative, (II) WellCare shall have no obligations to enter into any escrow agreement with the Stockholder Agreement and BoA other than an Identical Escrow Agreement as expressly provided herein and (III) WellCare shall have no obligation to convince or influence BoA to enter into an Identical Escrow Agreement or to establish an escrow account pursuant thereto.

     13. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     14. Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns. The Stockholders acknowledge that WellCare Group, Inc., a Subsidiary of Parent ("WCG"), has filed a registration statement under the Securities Act in connection with a proposed initial public offering of the common stock of WCG and that, subject to the consummation of such offering, it is expected that Parent will be merged with and into WCG, in which case all references to Parent in this Agreement, the Settlement Agreement, the Purchase Agreement and any Ancillary Agreements shall be deemed to be references to WCG, as successor-in-interest to Parent.

     15. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     16. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York


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

or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     18. Jurisdiction; Venue. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Florida state or federal court sitting in the City of Tampa, Florida, and each Party hereby irrevocably accepts and consents to the exclusive personal jurisdiction of those courts for such purpose. In addition, each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in any state or federal court sitting in the city of Tampa, Florida and further irrevocably waives any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

     19. Waiver of Jury Trial. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]


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


        IN WITNESS WHEREOF, the parties hereto have executed this Prepayment and Amendment Agreement as of the date first above written.

  WellCare Health Plans, Inc.                    WellCare Holdings, LLC


  By:   /s/ Todd S. Farha                        By: /s/ Todd S. Farha
       ---------------------------------------      ------------------
       Name:    Todd S. Farha                          Name:    Todd S. Farha
       Title:  President & Chief Executive             Title:  President & Chief Executive
                Officer                                          Officer


                                  STOCKHOLDERS


   /s/ Kiran C. Patel                             /s/ Pallavi Patel
  --------------------------------------------   ------------------
        Kiran C. Patel                                 Pallavi Patel

   /s/ Pradip C. Patel                            /s/ Swati Patel
  --------------------------------------------   ----------------
        Pradip C. Patel                                Swati Patel

   /s/ Rupesh Shah                                /s/ Nita Shah
  --------------------------------------------   ----------------
        Rupesh Shah                                    Nita Shah